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                                                                    EXHIBIT 3.01


                      CERTIFICATE OF LIMITED PARTNERSHIP
                                      OF

                       PROFUTURES BULL & BEAR FUND, L.P.


     This Certificate of Limited Partnership of ProFutures Bull & Bear Fund, L.P. (the "Partnership"), dated as of the 18th day of August, 1997, is being executed and filed by the undersigned in accordance with the provisions of 6 Del.C. Sec.17-201 to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. Sec.17-101, et. seq.).

     1. Name. The name of the limited partnership formed pursuant to this Certificate is "ProFutures Bull & Bear Fund, L.P."

     2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

     3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

     4. General Partner. The name and business address of the general partner of the Partnership are:

                               PROFUTURES, INC.
                      1310 Highway 620 South - Suite 200
                              Austin, Texas 78734

     IN WITNESS WHEREOF, the undersigned general partner has executed this Certificate of Limited Partnership as of the date first written above.

     PROFUTURES, INC.


     By: /s/ Patrick W. Watson
         ---------------------------------
         Patrick W. Watson, Vice President